Exhibit 10.30

December 20, 2002

Mr. Charles Cotton
GlobespanVirata, Inc.
Unit 230 Science Park, Milton Road
Cambridge CB40WB

Dear Charles:

         This letter will express our mutual understanding and agreement regarding your termination of employment with GlobespanVirata, Inc., a Delaware corporation, and its subsidiaries and affiliates (all of such entities, collectively, the "Company").

          By mutual agreement with the Company, your employment with the Company has been extended to December 20, 2002 (the "Termination Date") when your employment will expire by effluxion of time and you will cease to be Executive Chairman of the Company. As at that date you will resign from all other positions that you may hold or have held as an officer and director of the Company (including any predecessors thereof). For the avoidance of doubt you will not be elected or have any contractual entitlement to serve as its Non-Executive Chairman. You agree to sign and deliver to the Company such other documents as may be necessary to effect or reflect such resignations which documentation the Company will prepare at its own cost. You and the Company agree and acknowledge that the Employment Agreement dated as of October 1, 2001 (the "Employment Agreement") and all other agreements with respect to your employment or termination thereof, (save as provided for in this compromise agreement), will be terminated and deemed of no further force or effect, from and after the Termination Date. The Company and you agree that for a period of one year from the Termination Date, you will remain available to provide information, cooperate and consult with the Company on business, legal or other matters from time to time at the Company's reasonable request ("Consulting Services"), in partial consideration for the benefits to be received by you, described below. The amount of time that you will be expected to devote to such Consulting Services shall be limited to eight hours per calendar quarter and you will not be required to leave the UK. You will also cooperate with the Company in providing information with respect to all reports required to be filed with the Company with the Securities and Exchange Commission as they relate to required information with respect to you. In this regard, the relationship between us shall be as independent contractors and you shall be entitled to no benefits or other consideration normally afforded to employees of the Company during the time when you perform Consulting Services. You understand and agree that you will not be entitled to any compensation or benefits from the Company except as provided in this letter. Not withstanding the extension of your employment referenced above, you also understand and agree that you shall not be entitled to any compensation under your employment agreement or otherwise subsequent to your last day of active employment with the Company on December 14, 2002.

          In consideration of your execution of the release set forth herein and your agreement to abide by the commitments described in this letter, and in lieu of and in satisfaction of any agreement or any severance or other payments due under any severance or other benefit plans maintained by the Company (including any predecessors thereof), the Employment Agreement or any other individual agreement previously entered into with you by any Group Company, the Company will pay or provide to you, commencing no later than the tenth business day following your delivery of an executed copy of this agreement to the Company, with the following pay and benefits, which you hereby acknowledge and agree are in excess of that to which you would be otherwise entitled:

          o The Company will pay you the balance of the bonus due to you in respect of the current year in the sum of US$182,000 (or sterling equivalent), payable in a lump sum

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          together with the sum of (pound)80,000 by way of compensation for loss of employment and office. The Company will pay (pound)30,000 of this amount tax free subject always to the indemnity referred to below and will deduct basic rate tax from the balance leaving you to account for any higher rate tax to the Inland Revenue.

          o For a period of 12 months from the Termination Date, continuation of the employee benefits (other than any equity program, equity-based compensation, incentive or bonus compensation or vacation benefits, none of which will continue to accrue or be payable) that you are receiving immediately prior to the Termination Date, or, at the Company's sole option, a cash payment or payments in lieu of any or all of such benefits equal to the cash equivalent of the Company contribution that you would have earned from the Company during such period under such employee benefit plan or plans had you in fact continued to participate in such plans through the end of the 12 month period.

          o The Company will issue you an option to purchase 150,000 shares of GlobespanVirata common stock at an exercise price of $4.70 per share.

          o Each outstanding option to purchase the Company's common stock held by you on the Termination Date (including the award of 150,000 Company stock options described above) shall become fully vested and exercisable on the Termination Date.

          o     You will have a period of three years after the Termination
          Date to exercise any and all of your Company stock options
          (including the award of 150,000 Company stock options described above). In the event that you do not exercise any or all of your stock options during such three-year period, all stock options will terminate unexercised upon the expiration of such period.

          o The Company will reimburse you for any unreimbursed reasonable business expenses incurred by you prior to the Termination Date (and, with respect to the Consulting Services, after the Termination Date), pursuant to the Company's reimbursement policies, provided that you present all expense reports to the Company in accordance with such policies.

          o Subject to production of a valid invoice, the Company will pay to your legal advisers a maximum of (pound)5,000 plus VAT towards the legal fees (including disbursements) which you have incurred in connection with the review of this letter and termination of your employment.

         You accept the terms set out in this letter in full and final settlement of all claims you have or may have against the Company and each other Group Company, and you agree to waive irrevocably and release the Company and each other Group Company (and all of its or their officers, shareholders or employees) from any such claims (whether such claims are contractual, statutory or otherwise and whether present or contingent), arising out of or in connection with your employment, the termination of your employment or otherwise. The foregoing waiver and release shall not apply to claims for accrued pension or personal injuries. You represent that you are not aware of any facts or matters which might give rise to any such claims. "Group Company" shall mean any of (i) the Company (ii) any holding company of the Company from time to time and (iii) any subsidiary of the Company or of any such holding company from time to time. Holding company and subsidiary shall have the meanings ascribed to them by
Section 736 Companies Act 1985, as amended.

You confirm:
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          (i)       that you have taken legal advice from a relevant independent adviser (as defined by Section 203 Employment Rights Act
                    1996) as to the terms of this letter and its effect on your ability to pursue your rights before an employment tribunal;
          (ii) you are aware of your rights under the Employment Rights Act 1996, the Disability Discrimination Act 1995, the Race Relations Act 1976, and the Sex Discrimination Act 1975; and
          (iii) that this agreement relates to all claims you may have against the Company, including but not limited to, any claim for breach of contract, statutory redundancy payment, unfair dismissal, sex, race, or any other discrimination claim, or any claim for unauthorised deduction from wages.

         You and your independent adviser will sign the attached certificate confirming that the conditions regulating compromise agreements under Section 203 of the Employment Rights Act 1996, Sex Discrimination Act 1975, the Race Relations Act 1976 and the Disability Discrimination Act 1995 have been satisfied.

         You agree to return to the Company as of the Termination Date all Company Property and Information (as defined below). You affirm your obligation to keep all Company Property and Information confidential and not to use or disclose it to any third party in the future. The term "Company Property and Information" means: (i) all property belonging to the Company, including but not limited to automobiles, cellular phones, other communication devices, and other property including client lists, files, software, hardware, records, computer access codes and instruction manuals which you have in your possession, and you agree not to keep any copies of Company Property and Information, (ii) confidential information relating to any Group Company, including information received from third parties under confidential conditions, and (iii) other technical, marketing, business or financial information, or information relating to personnel or former personnel of the Group Companies, the use or disclosure of which might reasonably be construed to be contrary to the interest of the Company. Similarly, you agree to treat all Information provided to you during your ongoing Consulting Services as confidential information of the Company in accordance with the provisions of Section 7 of the Employment Agreement. Notwithstanding the foregoing, it is agreed you will be entitled to retain your current laptop computer, docking station, LCD screen and HP Printer at no cost. You agree to remove all GlobespanVirata confidential information and files from your computer and to deliver all backups thereof to the Company. You may however retain the Microsoft Office software currently loaded on the above mentioned laptop computer.

         You agree that in consideration of the payment of (pound)20,000, the provisions of Section 10 of the Employment Agreement relating to non-competition and solicitation shall be replaced by the following, which will remain in full force and effect for a period of 12 months following the Termination Date (the "Restricted Period"):

                (a) you will not, directly or indirectly and whether for yourself or on behalf of any other person or organisation, induce or attempt to induce so as to leave employment any employee engaged at a manager level or above by the Company or any Group Company at the Termination Date and with whom you have had dealings or contact in the course of your employment at any time within the past 12 months;

                (b) you will not directly or indirectly and whether for yourself or on behalf of any other person or organisation, solicit or attempt to entice away from the Company or any Group Company (so as to compete with the Company or, as the case may be, any Group Company) the business of any person or organisation that has at any time within the past 12 months been a customer or supplier or licensee of the Company or any Group Company and with whom you or

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          any of your direct reports have had dealings or contact in the course of employment during that time;

                (c) you will not directly or indirectly and whether for yourself or on behalf of any other person or organisation, have business dealings with (so as to compete with the Company or, as the case may be, any Group Company) any person or organisation that has at any time within the past 12 months been a customer or supplier or licensee of the Company or any Group Company and with whom you or any of your direct reports have had dealings or contact in the course of employment during that time;

                (d) you will not directly or indirectly own, manage, control, participate in, consult with, render services for, or in any manner engage in any business competing with the businesses of the Company or any Group Company in any country where the Company or any Group Company currently conducts business.

         Except where obliged to do so to comply with any legal or regulatory requirement, you agree that you will not make any derogatory or disparaging comments about the Company, any other Group Company, or any of its or their officers, shareholders or employees and the Company will use reasonable efforts to ensure that its officers or employees will not make any derogatory or disparaging comments about you. The Company agrees to adhere to the wording of the termination announcement attached to this letter at Schedule 1 in all material respects and to respond to queries from third parties and prospective employers in accordance with the spirit and tenor of the termination announcement.

         You acknowledge and agree that because of the nature of the business in which the Group Companies are engaged and because of the nature of the Company Property and Information to which you has had access during your employment, it would be impractical and excessively difficult to determine the actual damages of the Group Companies in the event you breached any of the restrictive covenants contained herein, and remedies at law (such as monetary damages) for any breach of your covenants would be inadequate. You therefore agree and consent that if you commit any such breach or threaten to commit any such breach, the Company will have the right (in addition to, and not in lieu of, any other right or remedy that may be available to it) to temporary and permanent injunctive relief from a court of competent jurisdiction, without posting any bond or other security and without the necessity of proof of actual damage.

          All payments or other benefits made or provided to you under this letter will be reduced by all income, employment or other taxes required to be withheld on such payments and other benefits. Except insofar as a deduction in respect of the same is made by the Company, you accept that you will be responsible for the payment of any income tax (including, without limitation, any interest, penalties or fines in connection therewith, (save where interest or penalties are imposed on the Company in relation to tax it is agreed the Company should deduct from the sums due to you under this Agreement before payment to you, but which the Company has delayed remitting to the relevant tax authority)) imposed by any competent taxation authority by reason of your receipt of or entitlement to the payment and benefits referred to in this letter and you agree to indemnify the Company and any Group Company on a continuing basis against any income tax (including interest, penalties or fines, save as set out above) imposed by any competent taxation authority by reason of your receipt of or entitlement to any such payment or benefits.

         You acknowledge that this letter does not and shall not be deemed to constitute an admission by the Company that it has breached or violated any law or regulation, or that you have any claims against the Company or that any such claims have been made by you. The interpretation and enforcement of this letter will be governed by the laws of England and Wales.

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          On behalf of GlobespanVirata, we thank you for your service to the
Company and wish you every success in your future endeavors. If you agree with the terms of this letter (together with the certificate, which forms part of this letter), please countersign both and return them to me.

                                                           Sincerely,

                                                           /s/ Robert McMullan

                                                           GlobespanVirata, Inc.

AGREED AND ACCEPTED:



/s/ Charles Cotton
---------------------
CHARLES COTTON

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                           LEGAL ADVISER'S CERTIFICATE


          I, Henry Clinton-Davis hereby certify and warrant to GlobespanVirata, Inc. that:

(a) I am a relevant independent adviser (as defined by Section 203 Employment Rights Act 1996);

(b) I have given independent legal advice to Charles Cotton as to the terms of this letter and its effect on his/her ability to pursue his/her rights before an employment tribunal;

(c) the conditions regulating compromise agreements under Section 203 of the Employment Rights Act 1996, Section 72 of the Race Relations Act 1976, Section 77 of the Sex Discrimination Act 1975 and Section 9 of the Disability Discrimination Act 1995 have been satisfied;

(d) at all times when such independent legal advice was given, either I or Brobeck Hale and Dorr, the firm employing me/in which I am a partner had in force a policy of insurance covering the risk of a claim by Charles Cotton in respect of loss arising in consequence of the advice.



       Henry Clinton-Davis                    Date:    20/12/02
       -------------------


             --.--.--.--.--.--.--.--.--.--.--.--.--.--.--.--.--.--.

       I confirm that I have taken advice as set out above and that the conditions regulating compromise agreements under Section 203 of the Employment Rights Act 1996, Section 72 of the Race Relations Act 1976,
       Section 77 of the Sex Discrimination Act 1975 and Section 9 of the Disability Discrimination Act 1995 have been satisfied.

            /s/ Charles Cotton                  Date: 20 December 2002
       -----------------------------
       Charles Cotton